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                                                                       EXHIBIT 5


             [AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P. LETTERHEAD]


                               September 19, 2000


Clark/Bardes Holdings, Inc.
102 South Wynstone Park Drive, Suite 200
North Barrington, IL  60010

       Re: Clark/Bardes Holdings, Inc., Registration Statement on Form S-3

                          (Registration No. 333-______)


Ladies and Gentlemen:

         We have acted as special counsel to Clark/Bardes Holdings, Inc., a Delaware corporation (the "Company"), in connection with the registration, pursuant to a registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of the offering and sale by the selling stockholders listed in the Registration Statement (the "Selling Stockholders") of up to 1,888,887 of the Company's common stock, par value $0.01 per share (the "Selling Stockholder Shares"), and up to 18,889 series A Junior Participating Preferred Stock Purchase Rights (the "Rights").

         We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.


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         Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that:

1. The Selling Stockholder Shares have been duly authorized and validly issued and are fully paid and non-assessable.

2.       The Rights have been duly authorized by the Company.

3. The Rights that are currently held by the Selling Stockholders and which are to be delivered by each of the Selling Stockholders in connection with the Common Stock to be sold and delivered by such Selling Stockholder have been validly issued.

         The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A. We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions ("Laws") of (i) the General Corporation Law of the State of Delaware or (ii) the Federal Laws of the United States of America.

B. This law firm is a registered limited liability partnership organized under the laws of the State of Texas.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption "Legal Matters". In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,



                                /s/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

                                AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.